Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Te 651 756 2000 sjm.com

News Release

CONTACTS:
J.C. Weigelt	Amy Jo Meyer
Investor Relations	Media Relations
Tel 651 756 4347	Tel 651 756 3029
jweigelt@sjm.com	ameyer@sjm.com

St. Jude Medical Realigns Business Units to Support Future Growth Opportunities and Announces Changes to Executive Leadership

ST. PAUL, Minn. – Aug. 30, 2012 – St. Jude Medical, Inc. (NYSE:STJ), a global medical device company, today announced the realignment of its product divisions into two new operating units: the Implantable Electronic Systems Division (IESD) and the Cardiovascular and Ablation Technologies Division (CATD). The company will also centralize several support functions including information technology, human resources, legal, business development, and many marketing functions. The company’s United States and International Divisions, which are focused on product commercialization, will continue serving customers based on existing call points and specialties.

Under the leadership of Eric Fain, the IESD will be comprised of the former Cardiac Rhythm Management Division and the former Neuromodulation Division. Under the leadership of Frank Callaghan, the CATD will be comprised of the former Atrial Fibrillation Division and the former Cardiovascular Division. Fain and Callaghan will report to Group President Michael Rousseau.

As part of the reorganization, three additional executive officers have been named: Donald Zurbay, Rachel Ellingson and Kathleen Chester. Donald Zurbay is now vice president, finance and chief financial officer, reporting to John Heinmiller, who is taking on an expanded role as executive vice president, overseeing the centralization of the IT, HR, legal and business development functions. Rachel Ellingson has been named vice president, corporate relations, as Angela Craig assumes additional responsibilities as vice president, global human resources. Kathleen Chester has been named to a newly created role of vice president, global regulatory.

“The reorganization we have announced today is part of a comprehensive plan to accelerate our growth,” said Daniel J. Starks, chairman, president and chief executive officer of St. Jude Medical. “We are focused on reducing costs, leveraging economies of scale, maintaining the highest level of quality, and funding our entire portfolio of new growth drivers.”

The company estimates that as a result of the organizational changes announced today, it will be able to reduce pre-tax operating expenses by approximately $50-$60 million annually beginning in 2013. The company is providing support to the approximately 300 employees whose jobs have been eliminated as a result of today’s announcement.

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

About St. Jude Medical

St. Jude Medical develops medical technology and services that focus on putting more control into the hands of those who treat cardiac, neurological and chronic pain patients worldwide. The company is dedicated to advancing the practice of medicine by reducing risk wherever possible and contributing to successful outcomes for every patient. St. Jude Medical is headquartered in St. Paul, Minn. and has four major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2012. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.